Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Greenhouse Holdings, Inc.

We consent to the inclusion in this Registration Statement on Form S-1 (the “Registration Statement”), of our report dated January 3, 2010, relating to the balance sheet of Greenhouse Holdings, Inc. as of December 31, 2008, and the related statements of operations, shareholders’ equity (deficit), and cash flows for the year ended December 31, 2008 appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
February 14, 2011